Exhibit 99.4

Item 1.	Business

(In this report, the words “we,” “our,” “us,” “CoStar” or the “Company” refer to CoStar Group, Inc. and its direct and indirect subsidiaries. This report also refers to our web sites, but information contained on those sites is not part of this report.)

CoStar Group, Inc., a Delaware corporation, is the leading provider of information services to the commercial real estate industry in the United States and United Kingdom based on the fact that we offer the most comprehensive commercial real estate database available, have the largest research department in the industry, provide more information services than any of our competitors and believe we generate more revenues than any of our competitors. CoStar’s integrated suite of services offers customers online access to the most comprehensive database of commercial real estate information, which has been researched and verified by our team of researchers, currently covering 66 U.S. markets as well as London and other parts of the United Kingdom (“U.K.”) and France. CoStar has historically operated within one business segment.  Due to the increased size, complexity, and funding requirements associated with the Company’s international expansion in 2007, the Company began to manage the business geographically in two operating segments, with the primary areas of measurement and decision-making being the United States and International, which includes the U.K. and France.

Since its founding in 1987, CoStar’s strategy has been to provide commercial real estate professionals with critical knowledge to explore and complete transactions, by offering the most comprehensive, timely and standardized information on U.S. commercial real estate. As a result of our January 2003 acquisition of Focus Information Limited, June 2004 acquisition of Scottish Property Network, December 2006 acquisition of Grecam S.A.S., and February 2007 acquisition of Property Investment Exchange Limited, we have extended our offering of comprehensive commercial real estate information to include London and other parts of The United Kingdom and France.  Information about CoStar’s revenues from, and long-lived assets located in, foreign countries is included in Note 2 to the notes to our consolidated financial statements. Information about risks attendant to our foreign operations is included in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk.”

We deliver our content to customers via an integrated suite of online service offerings that includes information about space available for lease, comparable sales information, tenant information, information about properties for sale, property information for clients’ web sites, information about industry professionals and their business relationships, analytic information, data integration, property marketing and industry news.  We have created and are continuing to improve a standardized information platform where the commercial real estate industry and related businesses can continuously interact and easily facilitate transactions due to the efficient exchange of accurate information supplied by CoStar.

We have a number of assets that provide a unique foundation for our multinational platform, including the most comprehensive proprietary database in the industry; the largest research department in the industry; proprietary data collection, information management and quality control systems; a large in-house product development team; a broad suite of web-based information services; and a large base of clients. Our database has been developed and enhanced for more than 19 years by a research department that makes thousands of daily database updates. In addition to our internal efforts to grow the database, we have obtained and assimilated over 51 proprietary databases.

CoStar intends to continue to grow its standardized platform of commercial real estate information.  In 2004, CoStar began research for a 21-market U.S. expansion effort.  As of February 21, 2006, CoStar had successfully launched service in each of those 21 markets.  In addition, following our acquisition of National Research Bureau in January 2005, we launched various research initiatives as part of our expansion into real estate information for retail properties.  In July 2006, we announced our intention to commence actively researching commercial properties in approximately 100 new Metropolitan Statistical Areas (“MSAs”) across the United States in an effort to expand the geographical coverage of our service offerings, including our new retail service. CoStar intends to continue to grow its database of commercial properties, including retail, over the next several years.

CoStar also intends to invest further in its U.K. operations and to expand the coverage of its service offerings within the U.K. and France.  In December 2006, CoStar’s U.K. Subsidiary, CoStar Limited, acquired Grecam S.A.S., a provider of commercial property information and market-level surveys, studies and consulting services, located in Paris, France.  In February 2007, CoStar Limited also acquired Property Investment Exchange Limited, a provider of commercial property information and operator of an investment property exchange located in London, England.  CoStar intends to integrate its U.K. and French operations more fully with its U.S. operations and eventually to introduce a consistent international platform of service offerings.

Our subscription-based information services, consisting primarily of CoStar Property Professional, CoStar Tenant, CoStar COMPS Professional and FOCUS services, currently generate approximately 96% of our total revenues. Our contracts for our subscription-based information services typically have a minimum term of one year and renew automatically. Upon renewal, many of the subscription contract rates may increase in accordance with contract provisions or as a result of contract renegotiations. To encourage clients to use our services regularly, we generally charge a fixed monthly amount for our subscription-based services rather than fees based on actual system usage. Contract rates are based on the number of sites, number of users, organization size, the client’s business focus and the number of services to which a client subscribes. Our subscription clients generally pay contract fees on a monthly basis, but in some cases may pay us on a quarterly or annual basis.

Industry Overview

The market for commercial real estate information is vast based on the variety, volume and value of transactions related to commercial real estate. Each transaction has multiple participants and multiple information requirements, and in order to facilitate transactions, industry participants must have extensive, accurate and current information. Members of the commercial real estate and related business community require daily access to current data such as space availability, rental rates, vacancy rates, tenant movements, sales comparables, supply, new construction, absorption rates and other important market developments to carry out their businesses effectively. There is a strong need for an efficient marketplace, where commercial real estate professionals can exchange information, evaluate opportunities using standardized data and interact with each other on a continuous basis.

A large number of parties involved in the commercial real estate and related business community make use of the services we provide in order to obtain information they need to conduct their businesses, including:

•	Sales and leasing brokers	•	Government agencies’ staff members
•	Property owners	•	Mortgage-backed security issuers
•	Property managers	•	Appraisers
•	Design and construction professionals	•	Pension fund managers
•	Real estate developers	•	Reporters
•	Real estate investment trust managers	•	Tenant vendors
•	Investment bankers	•	Building services vendors
•	Commercial bankers	•	Communications providers
•	Mortgage bankers	•	Insurance companies’ managers
•	Mortgage brokers	•	Institutional advisors
•	Retailers	•	Investors and asset managers

The commercial real estate and related business community generally has operated in an inefficient marketplace because of the fragmented approach to gathering and exchanging information within the marketplace. Various organizations, including hundreds of brokerage firms, directory publishers and local research companies, collect data on specific markets and develop software to analyze the information they have independently gathered. This highly fragmented methodology has resulted in duplication of effort in the collection and analysis of information, excessive internal cost and the creation of non-standardized data containing varying degrees of accuracy and comprehensiveness, resulting in a formidable information gap.

The creation of a standardized information platform for commercial real estate requires an infrastructure including a standardized database, accurate and comprehensive research capabilities, easy to use technology and intensive participant interaction. By combining its extensive database, approximately 849 researchers, technological expertise and broad customer base, CoStar believes that it has created such a platform.

CoStar’s Comprehensive Database

CoStar has spent more than 19 years building and acquiring a database of commercial real estate information, which includes information on leasing, sales, comparable sales, tenants, and demand statistics, as well as digital images.

As of January 31, 2007, our database of real estate information covered 66 U.S markets as well as London, England and other parts of the United Kingdom and France, and contained:

•	More than 37.5 billion square feet of U.S. commercial real estate;
•	More than 650,000 active sale and lease listings in our U.S. database;
•	Over 1.2 million extensively researched and photographed properties in our U.S. database;
•	Over 2.1 million total properties;
•	Over 5.8 billion square feet of space available;
•	Over 235,000 properties for sale;
•	Over 3.9 million tenants occupying commercial real estate space;
•	More than 1.6 million sales transactions valued in the aggregate at over $2.2 trillion; and
•	Approximately 3.9 million digital images, including building photographs, aerial photographs, plat maps and floor plans.

This highly complex database is comprised of hundreds of data fields, tracking such categories as:

•	Location	•	Mortgage and deed information
•	Site and zoning information	•	For-sale information
•	Building characteristics	•	Income and expense histories
•	Space availability	•	Tenant names
•	Tax assessments	•	Lease expirations
•	Ownership	•	Contact information
•	Sales and lease comparables	•	Historical trends
•	Space requirements	•	Demographic information
•	Number of retail stores	•	Retail sales per square foot

CoStar Research

We have developed a sophisticated data collection organization utilizing a multi-faceted research process. In 2006, our full time researchers and contractors drove over three million miles, conducted hundreds of thousands of on-site building inspections, and interviewed millions of tenants, owners and brokers.

Research Department. As of January 31, 2007, we employed 849 commercial real estate research professionals. Our research professionals undergo an extensive training program so that we can maintain consistent research methods and processes throughout our research department. Our researchers collect and analyze commercial real estate information through millions of phone calls, e-mails, Internet updates and faxes each year, in addition to field inspections, public records review, news monitoring and direct mail. Each researcher is responsible for maintaining the accuracy and reliability of the database. As part of their update process, researchers develop cooperative relationships with industry professionals that allow them to gather useful information. Because of the importance commercial real estate professionals place on our data and our prominent position in the industry, many of these professionals routinely take the initiative and proactively report available space and transactions to our researchers.  In 2006, we began outsourcing a limited number of research related projects to outside firms to supplement the work of our research employees.

CoStar has an extensive field research effort that permits physical inspection of properties in order to research new markets, find additional inventory, photograph properties and verify existing information. CoStar’s research efforts have traditionally focused on office and industrial properties.  Following our acquisition of National Research Bureau in January 2005, we launched a major expansion effort into real estate information for retail properties.  In July 2006, we announced our intention to commence actively researching commercial properties in approximately 100 new MSAs across the United States in an effort to expand the geographical coverage of our service offerings, including our new retail service.

As part of CoStar’s recent expansion efforts, CoStar has deployed 155 high-tech field research vehicles in 43 states and the United Kingdom.  103 of these vehicles are custom-designed energy efficient hybrid cars that come equipped with computers, proprietary Global Positioning System tracking software, high resolution digital cameras and handheld laser instruments to help precisely measure buildings, geo-code them and position them on digital maps.  Some of our researchers also use custom-designed trucks with the same equipment as well as pneumatic masts that extend up to an elevation of twenty-five feet to allow for unobstructed building photographs from “birds-eye” views.  Each CoStar vehicle uses wireless technology to track and transmit field data. A typical site inspection consists of photographing the building, measuring the building, geo-coding the building, capturing “For Lease” sign information, counting parking spaces, assessing property condition and construction, and gathering tenant information. Certain researchers canvass properties, interviewing tenants suite by suite. In addition, many of our field researchers are photographers who take photographs of commercial real estate properties to add to CoStar’s database of digital images.  Since we began our 21-market expansion in May 2004, and continuing with our current expansion into an additional 100 MSAs, our field researchers have photographed approximately 409,000 buildings and researched over 8.2 billion square feet of gross building area in the expansion markets.

Data and Image Providers. We license a small portion of our data and images from public record providers and third-party data sources. Licensing agreements with these entities provide for our use of a variety of commercial real estate information, including property ownership, tenant information, maps and aerial photographs, all of which enhance various CoStar services. These license agreements generally grant us a non-exclusive license to use the data and images in the creation and supplementation of our information services and include what we believe are standard terms, such as a contract term ranging from two to five years, automatic renewal of the contract and fixed periodic license fees or a combination of fixed periodic license fees plus additional fees based upon our usage.

Management and Quality Control Systems. Our research processes include automated and non-automated controls to ensure the integrity of the data collection process. A large number of automated data quality tests check for potential errors, including occupancy date conflicts, available square footage greater than building area, typical floor space greater than land area and expired leases. We also monitor changes to critical fields of information to ensure all information is kept in compliance with our standard definitions and methodology. Our non-automated quality control procedures include:

•	calling our information sources on recently-updated properties to re-verify information;
•	performing periodic research audits and field checks to determine if we correctly canvassed all buildings;
•	providing training and retraining to our research professionals to ensure accurate data compilation; and
•	compiling measurable performance metrics for research teams and managers for feedback on data quality.

Finally, one of the most important and effective quality control measures we rely on is feedback provided by the commercial real estate professionals using our data every day.

Proprietary Technology

As of January 31, 2007, CoStar had a staff of 98 product development, database and network professionals.  CoStar’s information technology professionals focus on developing new services for our customers and delivering research automation tools that improve the quality of our data and increase the efficiency of our research analysts.

Our information technology team is responsible for developing and maintaining CoStar products including CoStar Property Professional, CoStar Property Express, CoStar COMPS, CoStar Tenant, CoStar CMLS and CoStar Connect.  To better support our retail customers we have recently added significant features to CoStar Property including tenant proximity and demographic search capability, mapping layers, detailed retail tenant information and demographics.  CoStar also released a major upgrade to its CoStar COMPS service that provides customers with over 100 improvements, including access to for sale information, aerials and enhanced mapping.

Our information technology team is responsible for developing the infrastructure necessary to support CoStar’s business processes, our comprehensive database of commercial real estate information and our extensive image library. The team implements technologies and systems that introduce efficient workflows and controls that increase the production capacity of our research teams and improve the quality of our data.  Over the years, the team has developed data collection and quality control mechanisms that we believe are unique to the commercial real estate industry. The team continues to develop and modify our enterprise information management system that integrates CoStar sales, research, field research, customer support and accounting information.  We use this system to maintain our commercial real estate research information, manage contacts with the commercial real estate community, provide research workflow automation and conduct daily automated quality assurance checks.

Our information technology professionals also maintain the servers and network components necessary to support CoStar services and research systems.  Our encrypted virtual private network provides remote researchers and salespeople secure access to CoStar applications and network resources. CoStar maintains a comprehensive data protection policy that provides for use of encrypted data fields and off-site storage of all system backups, among other protective measures.  CoStar’s services are continually monitored in an effort to ensure our customers fast and reliable access.

Services

Our suite of information services is branded and marketed to our customers. Our services are derived from a database of building-specific information and offer customers specialized tools for accessing, analyzing and using our information. Over time, we expect to enhance our existing information services and develop additional services that make use of our comprehensive database to meet the needs of our existing customers as well as potential new categories of customers.

Our various information services are described in detail in the following paragraphs as of January 31, 2007:

CoStar Property Professional®.  CoStar Property Professional, or “CoStar Property,” is the Company’s flagship service. It provides subscribers a comprehensive inventory of office, industrial and retail properties in markets throughout the United States, including for-lease and for-sale listings, historical data, building photographs, maps and floor plans. Commercial real estate professionals use CoStar Property to identify available space for lease, evaluate leasing and sale opportunities, value assets and position properties in the marketplace. Our clients also use CoStar Property to analyze market conditions by calculating current vacancy rates, absorption rates or average rental rates, and forecasting future trends based on user-selected variables. CoStar Property provides subscribers with powerful map-based search capabilities as well as a user-controlled, password-protected extranet (or electronic “file cabinet”) where brokers may share space surveys and transaction-related documents online in real time with team members. When used together with CoStar Connect, CoStar Property enables subscribers to share space surveys and transaction-related documents with their clients, accessed through their corporate web site. CoStar Property, along with all of CoStar’s other core information services, are delivered solely via the Internet.

CoStar Property Express®.  CoStar Property Express provides access, via an annual subscription, to a “light” or scaled-down version of CoStar Property. Commercial real estate professionals use CoStar Property Express to look up and search for-lease and for-sale listings in CoStar’s comprehensive national database. CoStar Property Express provides base-building information, photos, floor plans, maps and a limited number of reports.

CoStar COMPS Professional®.  CoStar COMPS Professional provides comprehensive national coverage of comparable sales information in the U.S. commercial real estate industry. It is the industry’s most comprehensive database of comparable sales transactions and is designed for professionals who need to research property comparables, identify market trends, expedite the appraisal process and support property valuations. In November 2006, we launched a major upgrade to the COMPS Professional service, which now offers subscribers many new features, including additional fields of property information, access to support documents (e.g., deeds of trust) for new comparables, demographics and the ability to view for-sale properties alongside sold properties in three formats – plotted on a map, aerial image or in a table.

CoStar COMPS Express®.  CoStar COMPS Express provides users with immediate, subscription-free access with a credit card to the CoStar COMPS Professional system on a report-by-report basis. Subscribers also use this on-demand service to research comparable sales information outside of their subscription markets.

CoStar Tenant®. CoStar Tenant is a detailed online business-to-business prospecting and analytical tool providing commercial real estate professionals with the most comprehensive real estate-related U.S. tenant information available. CoStar Tenant profiles tenants occupying space in commercial buildings across the United States and provides updates on lease expirations -- one of the service’s key features -- as well as occupancy levels, growth rates and numerous other facts. Delivering this information via the Internet allows users to target prospective clients quickly through a searchable database that identifies only those tenants meeting certain criteria. CoStar Tenant subscribers can also obtain credit reports through CoStar Tenant directly from D&B®.

FOCUS. Our U.K. subsidiary, FOCUS Information Limited, offers several services under the trade name FOCUS. The primary service is a digital online service offering information on the U.K. commercial real estate market. This service seamlessly links data on individual properties and companies including comparable sales, available space, requirements, tenants, lease deals, planning information, socio-economics and demographics, credit ratings, photos and maps across the United Kingdom. In addition, FOCUS Information’s subsidiary, Scottish Property Network Limited, offers users on-line access to a comprehensive database of information for properties located in Scotland, including available space, comparable sales, and lease deals.

CoStar Connect®. CoStar Connect allows commercial real estate firms to license CoStar’s technology and information to market their U.S. property listings on their corporate web sites. Customers enhance the quality and depth of their listing information through access to CoStar’s database of content and digital images. The service automatically updates and manages customers’ online property information, providing comprehensive listings coverage and significantly reducing the expense of building their web sites’ content and functionality.

CoStar Commercial MLS®. CoStar Commercial MLS is the industry’s most comprehensive collection of researched for-sale listings.  CoStar Commercial MLS draws upon CoStar’s large database of digital images and includes office, industrial, multi-family and retail properties, as well as shopping centers and raw land.  CoStar Commercial MLS represents an efficient means for sellers to market their properties to a large audience and for buyers to easily identify target properties.

CoStar Advertising®.  CoStar Advertising offers property owners a highly targeted and cost-effective way to market a space for lease or a property for sale directly to the individuals looking for that type of space through interactive advertising. Our advertising model is based on varying levels of exposure, enabling the advertiser to target as narrowly or broadly as its budget permits. With the CoStar Advertising program, when the advertiser’s listings appear in a results set, they receive priority positioning and are enhanced to stand out. The advertiser can also purchase exposure in additional submarkets, or the entire market area so that his ad will appear even when his listing would not be returned in a results set.

CoStar Professional Directory®. CoStar Professional Directory, a service available exclusively to CoStar Property Professional subscribers, provides detailed contact information for approximately 750,000 commercial real estate professionals, including specific information about an individual’s current and prior activities such as completed transactions, current landlord representation assignments, sublet listings, major tenants and owners represented and local and national affiliations.  Commercial real estate brokers can input their biographical information and credentials and upload their photo to create personal profiles.  Subscribers use CoStar Professional Directory to network with their peers, identify and evaluate potential business partners, and maintain accurate mailing lists of other industry professionals for their direct mail marketing efforts.

CoStar Market Report™. The CoStar Market Report provides in-depth current and historical analytical information covering 54 of the major metropolitan office and industrial markets in the United States and 13 retail markets in the United States. Published quarterly, each market report includes details such as absorption rates, vacancy rates, rental rates, average sales prices, capitalization rates, existing inventory and current construction activity. This data is presented using standard definitions and calculations developed by CoStar, and offers real estate professionals critical and unbiased information necessary to make intelligent commercial real estate decisions. CoStar Market Reports are available to CoStar Property Professional subscribers at no additional charge, and are available for purchase by nonsubscribers.

Metropolis™. The Metropolis service is a single interface that combines commercial real estate data from multiple information providers into a comprehensive resource. The Metropolis service allows a user to input a property address and then view detailed information on that property from multiple information providers, including CoStar services. This technology offers commercial real estate professionals a simple and convenient solution for integrating a wealth of third-party information and proprietary data, and is currently available for the Southern California markets.

Clients

We draw clients from across the commercial real estate and related business community. Commercial real estate brokers have traditionally formed the largest portion of CoStar clients, however, we also provide services to owners, landlords, financial institutions, retailers, vendors, appraisers, investment banks and other parties involved in commercial real estate. The following chart lists U.S. and U.K. clients that are well known or have the highest annual subscription fees in each of the various categories, each as of January 31, 2007.

Brokers	Lenders, Investment Bankers	Institutional Advisors, Asset Managers
CB Richard Ellis		Jones Lang LaSalle
CB Richard Ellis — U.K.	GMAC — U.K.	Prudential
Colliers	Deutsche Bank	Prudential — U.K.
Colliers Conrad Ritblat Erdman — U.K.	Wells Fargo	Metropolitan Life
Cushman & Wakefield	Washington Mutual	ING Clarion Partners
Cushman & Wakefield Healey &	Wachovia Corporation	Bear Stearns & Co., Inc.
Baker — U.K.	Merrill Lynch	USAA Real Estate Company
Trammell Crow Co.	Citibank	Legg Mason
Jones Lang LaSalle	AEGON USA Realty Advisors, Inc.	Morley — U.K.
Jones Lang LaSalle — U.K.	Capmark Financial Group, Inc.	AEW Capital Management LP.
Grubb&Ellis	East West Bank
Gerald Eve — U.K.	Bonneville Mortgage Company
Drivers Jonas — U.K.	Fannie Mae
Lambert Smith Hampton — U.K.
BRE Commercial, LLC	Owners and Developers	Appraisers, Accountants
Marcus & Millichap	Hines	Integra
The Staubach Company	LNR Property Corp	Deloitte and Touche
Newmark & Company Real Estate	Shorenstein Properties	Deloitte and Touche — U.K.
CRESA Partners	Gale Companies	Marvin F. Poer
Studley	Manulife Financial	KPMG
Coldwell Banker Commercial NRT	Industrial Developments International	GE Capital Small Business Finance Corp
Equis	Land Securities — U.K.	PGP Valuation
GVA Williams	Slough Estates — U.K.	PricewaterhouseCoopers
GVA Advantis
Binswanger	REITS	Government Agencies
Re/Max	Equity Office Properties Trust	U.S. General Services Administration
Carter	Trizec Properties, Inc.	County of Los Angeles
United Systems Integrators Corp	Prologis	Office of Technology Procurement
GVA Daum Finkelstein Comm Rlty	Prentiss Properties	City of Chicago
Services	CarrAmerica	Cook County Assessor’s Office
KTR Valuation & Consulting Services	Boston Properties	U.S. Department of Housing and Urban
U.S. Equities Realty	Liberty Property Trust	Development
CMD Realty Investors		Corporation of London — U.K.
Sperry Van Ness		Scottish Enterprise – U.K.
HFF
Mohr Partners	Property Managers	Vendors
Charles Dunn Company, Inc.	Transwestern Commercial Services	Turner Construction Company
GVA Grimley — U.K.	Lincoln Property Company	Kastle Systems
King Sturge — U.K.	PM Realty Group	Comcast Cable Communications
Knight Frank — U.K.	Navisys Group	Cisco Systems
Donaldsons — U.K.	Osprey Management Company	MWB — U.K.
Savillis Commercial — U.K.	Leggat McCall Properties	Regus — U.K.
Artisreal — U.K.

Retailers
DSW	Automobile Club Of Southern California	Town Fair Tire
Quiznos Master LLC	Hibbett Sporting Goods Inc.	Whataburger, Inc.
Family Dollar	Nationwide Insurance	United Rentals, Inc.
Chick-Fil-A, Inc.	Pathmark	Tiffany & Co.
Dippin' Dots Franchising, Inc.

For the years ended December 31, 2004, 2005 and 2006, no single client accounted for more than 5% of our revenues.

Sales and Marketing

As of January 31, 2007, we had 253 sales, marketing and customer support employees, with the majority of our direct sales force located in field sales offices. Our sales teams are primarily located in 25 field sales offices throughout the United States and in London, England; Manchester, England; Paisley, Scotland and Paris, France.    Our two inside sales teams are located in our Columbia, Maryland and Bethesda, Maryland offices. These inside sales teams prospect for new clients and perform service demonstrations exclusively by telephone and over the Internet and support the direct sales force.

Our local offices typically serve as the platform for our in-market sales, customer support and field research operations for their respective regions. The sales force is responsible for selling to new prospects, training new and existing clients, providing ongoing customer support, renewing existing client contracts and identifying cross-selling opportunities. In addition, the sales force has primary front-line responsibility for customer care.

Our sales strategy is to aggressively attract new clients, while providing ongoing incentives for existing clients to subscribe to additional services. We place a premium on training new and existing client personnel on the use of our services so as to promote maximum client utilization and satisfaction with our services. Our strategy also involves entering into multi-year, multi-market license agreements with our larger clients.

We seek to make our services essential to our clients’ businesses. To encourage clients to use our services regularly, we generally charge a fixed monthly amount for our subscription-based services rather than fees based on actual system usage. Contract rates are based on the number of sites, number of users, organization size, the client’s business focus and the number of services to which a client subscribes. Our subscription clients generally pay contract fees on a monthly basis, but in some cases may pay us on a quarterly or annual basis.  In addition, through CoStar Property Express and CoStar COMPS Express, clients can access our database of commercial real estate information without a subscription.

Our customer service and support staff is charged with ensuring high client satisfaction by providing ongoing customer support.

Our primary marketing methods include: service demonstrations; face to face networking; Web-based marketing; direct marketing; communication via our corporate web site and news services; participation in trade show and industry events; print advertising in trade magazines and local business journals; client referrals; and CoStar Advisor™, the Company’s newsletter, which is distributed to our clients and prospects.  Web-based marketing and direct marketing are the most cost-effective means for us to find prospective clients. Our Web-based marketing efforts include paid advertising with major search engines and commercial real estate news sites and our direct marketing efforts include direct mail, email and telemarketing, and make extensive use of our unique, proprietary database. Once we have identified a prospective client, our most effective sales method is a service demonstration. We use various forms of advertising to build brand identity and reinforce the value and benefits of our services. We also sponsor and attend local association activities and events, and attend and/or exhibit at industry trade shows and conferences to reinforce our relationships with our core user groups, including industry-leading events for commercial brokers, retail and financial services institutions.

Competition

The market for information services generally is competitive and rapidly changing. In the commercial real estate industry, the principal competitive factors for commercial real estate information services and providers are:

•	quality and depth of the underlying databases;
•	ease of use, flexibility, and functionality of the software;
•	timeliness of the data;
•	breadth of geographic coverage and services offered;
•	client service and support;
•	perception that the service offered is the industry standard;
•	price;
•	effectiveness of marketing and sales efforts;
•	proprietary nature of methodologies, databases and technical resources;
•	vendor reputation;
•	brand loyalty among customers; and
•	capital resources.

We compete directly and indirectly for customers with the following categories of companies:

•
online services or web sites targeted to commercial real estate brokers, buyers and sellers of commercial real estate properties, insurance companies, mortgage brokers and lenders, such as LoopNet, Inc., Reed Business Information Limited, Cityfeet.com, Inc., officespace.com, MrOfficeSpace.com and TenantWise, Inc;

•
publishers and distributors of information services, including regional providers and national print publications, such as Black’s Guide, Marshall & Swift, Yale Robbins, Inc., Reis, Inc., Real Capital Analytics and Dorey Publishing and Information Services;

•
locally controlled real estate boards, exchanges or associations sponsoring property listing services and the companies with whom they partner, such as Xceligent, the Commercial Association of Realtors Data Services and the Association of Industrial Realtors;

•	in-house research departments operated by commercial real estate brokers; and

•	public record providers.

As the commercial real estate information marketplace develops, additional competitors (including companies which could have greater access to data, financial, product development, technical or marketing resources than we do) may enter the market and competition may intensify. While we believe that we have successfully differentiated ourselves from existing competitors, competition could materially harm our business.

Proprietary Rights

To protect our proprietary rights in our methodologies, database, software, trademarks and other intellectual property, we depend upon a combination of:

•	trade secret, copyright, trademark, database protection and other laws;
•	nondisclosure, noncompetition and other contractual provisions with employees and consultants;
•	license agreements with customers;
•	patent protection; and
•	technical measures.

We seek to protect our software’s source code, our database and our photography as trade secrets and under copyright law. Although copyright registration is not a prerequisite for copyright protection, we have filed for copyright registration for many of our databases, photographs, software and other materials. Under current U.S. law, the arrangement and selection of data may be protected, but the actual data itself may not be. In addition, with respect to our U.K. databases, certain database protection laws provide additional protections of these databases. We license our services under license agreements that grant our clients non-exclusive, non-transferable licenses. These agreements restrict the disclosure and use of our information and prohibit the unauthorized reproduction or transfer of the information services we license.

We also attempt to protect the secrecy of our proprietary database, our trade secrets and our proprietary information through confidentiality and noncompetition agreements with our employees and consultants. Our services also include technical measures designed to discourage and detect unauthorized copying of our intellectual property.

We have filed trademark applications to register trademarks for a variety of names for CoStar services and other marks, and have obtained registered trademarks for a variety of our marks, including “CoStar”, “COMPS”, “CoStar Property”, “CoStar Tenant” and “CoStar Group”. Depending upon the jurisdiction, trademarks are generally valid as long as they are in use and/or their registrations are properly maintained and they have not been found to become generic.  We consider our trademarks in the aggregate to constitute a valuable asset.  In addition, we have filed several patent applications covering certain of our methodologies and software and currently have one patent in the U.K. which expires in 2021 covering, among other things, certain of our field research methodologies, and three patents in the U.S. which expire in 2020, 2021 and 2022, respectively, covering, among other things, critical elements of CoStar’s proprietary field research technology and mapping tools.  We regard the rights under our patents as valuable to our business but do not believe that our business is materially dependent on any single patent.

Employees

As of January 31, 2007, we employed 1,308 employees. None of our employees is represented by a labor union. We have experienced no work stoppages. We believe that our employee relations are excellent.

Available Information

Our investor relations Internet web site is http://www.costar.com/corporate/investor. The reports we file with or furnish to the Securities and Exchange Commission, including our annual report, quarterly reports and current reports, are available free of charge on our Internet web site as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may review and copy any of the information we file with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.